RALLY RD.

Certain information has been excluded from this exhibit because it is not material and has been marked with “[***]” to indicate where information has been redacted.

Exclusive Purchase Option Agreement

As of April 22nd, 2020

This exclusive purchase option agreement (the “Option Agreement”) is made between RSE Archives, LLC (“Purchaser” or “us”) and [***] (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points:

▪You are the exclusive, unencumbered owner of the Asset(s), and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

▪We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

▪For a period of two (2) months from the date of this Option Agreement (the “Period”), you grant us the exclusive right to purchase the Asset(s).

▪If Purchaser does not exercise right to purchase Asset within the Period, Seller retains initial deposit.

Your Rights & Obligations:

▪You maintain possession of the Asset(s) throughout the Period.

▪You will store, maintain, and insure the Asset(s) as part of your inventory and consistent with the manner in which they were stored, maintained, and insured prior to the date of this Option Agreement.

▪You will provide us with reasonable access to the Asset(s) for the creation of marketing materials.  Marketing materials remain our property.

▪You will not advertise the Asset(s) online, in print, on social media, or with a third-party dealer or listing service without our prior written agreement. If the Asset(s) is already listed or advertised for sale Advisor will remove such listing or advertisement in its entirety, including any residual mention of item being "for sale”.

The Results:

▪Upon the successful completion of an offering through the Rally Rd. platform, you will receive payment of the Consideration for the associated Asset, as outlined below, and we will assume title in, and take possession of, the Asset(s), unless otherwise mutually agreed by you and us.

Other:

▪This Option Agreement may be modified or amended only with the prior written consent of both Purchaser and Seller.

RALLY RD.

Asset:	Super Mario Bros. [Hangtab] Wata 9.8 A+ Sealed NES Nintendo 1985 USA
Description:	Cert. Number: 575090-001
Total Acquisition Cost:	$ 140,000
Consideration: Cash (%) Equity (%) Total	$ 140,000 (100%) (0%) $ 140,000
Other Terms: Down Payment Balance Due	$ 20,000 due on signing $ 120,000 due upon the execution of the Option Agreement on or prior to June 22, 2020

Additional Terms & Conditions:

RALLY RD.

Acknowledged and Agreed:

By: /s/ Christopher J. Bruno	By: /s/ [***]
RSE ARCHIVE, LLC	SELLER
Name:Christopher J. Bruno	Name: [***]
Title: Chief Executive Officer	Title: Principal